CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference,



         (a) In the Registration Statement (Form S-8, No. 333-45408) pertaining to Journal Employees' Stock Trust submitted to the Securities and Exchange Commission for filing on September 8, 2000 with respect to 15,000,000 units of beneficial interest in said trust, and in the related prospectus of our report dated January 26, 2001 with respect to the consolidated financial statements of Journal Employees' Stock Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2000.


                                              ERNST & YOUNG LLP



Milwaukee, Wisconsin
March 23, 2001